Exhibit 10.1E

PERFORMANCE-BASED
STOCK OPTION GRANT AGREEMENT
UNDER THE
NPS PHARMACEUTICALS, INC.
1998 STOCK OPTION PLAN

________________________________________________________

Optionee:
Social Security Number:
Grant Date:
Form of Option (ISO or NSO):
Optioned Shares Awarded (subject to vesting):
First Performance Period:	Grant Date through __ Anniversary of Grant Date
Second Performance Period	Grant Date through __ Anniversary of Grant Date
Target Award for each Performance Period:
Exercise Price Per Optioned Share:
Expiration Date:	10th Anniversary of Grant Date

THIS STOCK OPTION GRANT AGREEMENT (this "Option Agreement") evidences the grant, effective as of the above Grant Date, by NPS Pharmaceuticals, Inc., a Delaware corporation (the "Company") to the above-named Optionee, an employee of the Company, of an option to purchase ("Option") the above-listed number of shares (the "Optioned Shares") of the Company's common stock, par value $.001 per share ("Common Stock"), under and pursuant to the Company's 1998 Stock Option Plan, as amended (the "Plan") at the Exercise Price per Optioned Share set forth above. Capitalized terms used but not defined herein shall have the meaning given such terms in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto have agreed, and do hereby agree:

1. The Option granted hereunder is subject to the Plan and to the terms and conditions set out in Appendix A attached hereto, which are incorporated herein by reference and constitute a part of this Agreement as if fully set forth herein.

IN WITNESS WHEREFORE, the Company has signed this Option Agreement effective as of the Date of Grant shown above.

NPS PHARMACEUTICALS, INC.	OPTIONEE:
____________________________________ By:	____________________________________ Name:

Appendix A

TERMS AND CONDITIONS

    Grant of Option. The Company hereby irrevocably grants to the Optionee the right and option to purchase (the "Option") the number of Optioned Shares of the Company's Common Stock set forth on the preceding cover page, in the manner and subject to the conditions provided herein and in the Plan.

    Term of Option and Vesting. The term of the Option shall be from the Date of Grant through the Expiration Date set forth on the preceding cover page ("Term") and, subject to the terms and provisions hereof and the Plan, the Option shall vest and Optionee may exercise the Option as follows:

  2.1    Upon expiration of each of the First Performance Period and the Second Performance Period (each, a "Performance Period"), the Target Award for such Performance Period shall vest and become exercisable, based upon the Company's Total Shareholder Return (as defined below) during such Performance Period relative to the Total Shareholder Return of the companies comprising the Nasdaq Biotechnology Index, excluding the Company (the "Peer Group Index"), in accordance with the following chart:

Company's Total Shareholder Return Relative to Peer Group Index	Vesting (% of Target Award for Performance Period)
>75%	125%
>50%	115%
>25%	50%
=25%	0%

  2.2   "Total Shareholder Return" is calculated as follows:

Total Shareholder Return	=	Change in Stock Price + Dividends Paid Beginning Stock Price

  Where:

  "Beginning Stock Price" shall mean the average closing price on the applicable stock exchange of one share of stock for the twenty (20) trading days immediately prior to the first day of the Performance Period;

  "Ending Stock Price" shall mean the average closing price on the applicable stock exchange of one share of stock for the twenty (20) trading days immediately prior to the last day of the Performance Period;

  "Change in Stock Price" shall mean the difference between the Beginning Stock Price and the Ending Stock Price; and

  "Dividends Paid" shall mean the total of all dividends paid on one (1) share of stock during the Performance Period.

  2.3   All Optioned Shares that do not vest shall be forfeited.

    Method of Exercising Option.

  3.1    Subject to the terms and conditions of this Option Agreement and the Plan, any Optioned Shares that have vested pursuant to Section 2 above may be exercised by written notice (in a form designated by the Company) delivered to the Company at its principal office. Such notice shall state the Optionee's election to exercise the Option and the number of Optioned Shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. If the Option being exercised is comprised partially of Incentive Stock Options ("ISOs") and partially of nonstatutory stock options ("NSOs") and the Option is being exercised for less than all of the Optioned Shares, then the Company, unless otherwise specifically directed by the Optionee, shall exercise the Option pro-rata based on the proportion of ISOs and NSOs comprising the Option. Such notice shall either:

  3.1.1.    be accompanied by payment of the full Exercise Price of such Optioned Shares, in which event the Company shall deliver a certificate promptly after the notice shall be received; or

  3.1.2.    fix a date (not less than five nor more than ten business days from the date such notice is received by the Company unless a longer date or different arrangement has been established under Paragraph 3 hereof) for the payment of the full Exercise Price of such Optioned Shares, against delivery of a certificate or certificates representing such Optioned Shares.

  3.2    Withholding. The Company shall have the right to deduct or withhold from any amounts due the Optionee, or require the Optionee to remit to the Company, an amount sufficient to satisfy federal, state, or local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Option, including by reason of the exercise of this Option. Unless the Optionee elects to satisfy his or her withholding obligation with a cash payment or by delivery of already-owned shares of Common Stock in accordance with rules established by the Board, the Optionee shall, by his or her execution of this Option Agreement, be deemed to have instructed the Company to satisfy any of the Optionee's withholding obligations that arise on the exercise of the Option by withholding Common Stock that is otherwise to be issued and delivered to the Optionee upon exercise of the Option; provided, however, that the amount of Common Stock so withheld shall not exceed the amount necessary to satisfy the required withholding obligations using the minimum statutory withholding rates that are applicable to this kind of income. Changes to this instruction to pay withholding obligations in Common Stock (i.e., to make arrangements to pay withholding obligations in cash or already-owned shares of Common Stock) may only be made prior to the exercise of the Option during a "trading window" under the Company's insider trading policy. The Optionee should consult his or her own tax advisor for more information concerning the tax consequences of the grant and exercise of Options under this Option Agreement.

  Purchase Price and Payment.

  4.1    The Exercise Price per Optioned Share shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash, or (b) by delivery of already-owned shares of Common Stock, or (c) pursuant to a broker assisted exercise same-day sales program, or (d) any combination of (a), (b) and/or (c), above. With regard to delivery of shares of Common Stock under (b) above, such shares of Common Stock (i) shall be valued for purposes of determining the payment of the Exercise Price at the Fair Market Value for such shares on the date the Optioned Shares are exercised, and (ii) must be delivered free and clear of any liens, claims, encumbrances or security interests.

  4.2    Notwithstanding the foregoing, this Option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, which results in the receipt of cash (or check) by the Company prior to the issuance of any of the Optioned Shares.

    Termination of Employment or Relationship as a Director or Consultant.

  5.1    Except as otherwise provided herein, the Option shall terminate upon the earlier of the expiration of the Term and three (3) months after the date the Optionee's Continuous Status as an Employee, Director or Consultant terminates; provided, however, that if Optionee's Continuous Status as an Employee, Director or Consultant terminates:

  5.1.1.    as a result of Optionee's death, the Option shall terminate upon the earlier of the expiration of the Term and eighteen (18) months after the date of such termination;

  5.1.2.    as a result of Optionee's Disability, the Option shall terminate upon the earlier of the expiration of the Term and twelve (12) months after the date of such termination; or

  5.1.3.    as a result of Optionee's Retirement, the Option shall terminate upon the earlier of the expiration of the Term and twenty-four (24) months after the date of such termination.

  5.2    In the event that Optionee's exercise of the Option within the ninety (90) days following the termination in accordance with Paragraph 5.1 above would create liability for Optionee under Section 16(b) of the Securities Exchange Act of 1934 (arising, for example, from a non-exempt sale prior to the date of termination), the Option shall instead expire on the earlier of (a) the expiration of the Term, (b) the tenth day after the last day upon which exercise would result in such liability, or (c) six months and ten days after the termination of Optionee's employment or affiliation.

  5.3    Upon any termination of Optionee's Continuous Status as an Employee, Director or Consultant, the Option may only be exercised as to that number of Optioned Shares that were exercisable under the provisions of this Option Agreement on the date of such termination.

  Transferability.

  6.1    Incentive Stock Option ("ISO"). Any portion of the Option that is intended to qualify as an ISO is not transferable, except by will or by the laws of descent and distribution, and is exercisable during Optionee's life, only by the Optionee. In the event an Optionee transfers such Option, such transfer shall constitute a disqualifying event and the Option shall no longer qualify as an ISO but shall be considered a Non-Qualified Stock Option under the terms of this Plan.

  6.2    Non-Qualified Stock Option ("NSO"). Any portion of the Option that does not qualify as an ISO may only be transferred:

  6.1.1.    by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder (a "QDRO"), and shall be exercisable during the lifetime of the Optionee only by such Optionee or any transferee pursuant to a QDRO; or

  6.1.2.    to the spouse, children, or grandchildren of the Optionee ("Immediate Family Members"), a trust or trusts for the exclusive benefit of such Immediate Family Members, or a partnership in which such Immediate Family Members are the only partners, provided that (a) there may be no consideration for any such transfer, (b) subsequent transfers of the transferred Option shall be prohibited, except those occurring by will or the laws of descent and distribution, and (c) the Option shall continue to be subject to all the terms and conditions that applied prior to transfer. The Option shall be exercisable by the transferee only to the extent and for the periods specified in this Option Agreement and the Plan. The Company expressly disclaims any obligation to provide notice to a transferee of the expiration of the Option.

  6.3    ISO Restrictions. Any Optioned Shares obtained upon exercise of an ISO may not be disposed of within two years from the Date of Grant or within one year after the date of exercise without causing such Optioned Shares to be disqualified from ISO treatment under Section 422 of the Code. Other contractual or legal restrictions apply to ISOs. The Optionee should consult his or her own tax advisor for more information concerning the tax consequences of the grant and exercise of an ISO under this Option Agreement.

    No Employment Relationship. This Option is not an employment contract and nothing in this Option Agreement shall be deemed to create in any way whatsoever any obligation on Optionee's part to continue in the employ of the Company or as an affiliate of the Company, or of the Company to continue Optionee's employment or affiliation with the Company. In the event that this Option is granted in connection with the performance of services as a consultant or director, references to employment, employee, and similar terms shall be deemed to include the performance of services as a consultant or a director, as the case may be, provided however, that no rights as an employee shall arise by reason of the use of such terms.

    Rights of Stockholder. No rights as a stockholder are created or conferred hereby until the date the Optioned Shares have been issued following a valid exercise of the Option.

    The Plan. The terms of the Plan are incorporated herein and made a part hereof. In the event of inconsistency between the terms of the Plan (as in effect on the Date of Grant) and the terms hereof, the terms of the Plan shall control. The Plan contains many terms which may affect this Option Agreement which are not repeated herein.

    Severability. It is the intent of all parties to this Option Agreement that any ISOs granted under the terms of this Option Agreement shall qualify for treatment as ISOs under Section 422 of the Internal Revenue Code of 1954, as amended. To that end, should any provisions of this Option Agreement be determined to invalidate such ISO treatment or characterization, such provisions shall be severable from, and shall not affect the remaining provisions of this Option Agreement.

    Plan Acknowledgment. Optionee acknowledges receipt of a copy of the Plan, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions thereof. Optionee hereby agrees to accept as binding and final all decisions of interpretation of the Board of Directors upon any questions arising under the Plan.

    Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.